Exhibit 10.2
FEI COMPANY
EMPLOYEE SHARE PURCHASE PLAN
As amended effective May 10, 2012
1.Purpose of the Plan.
(a)The Company believes that ownership of shares of its Common Stock by employees of the Company and its Participating Subsidiaries or Participating Affiliates is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the rewards of growth and success. The purpose of this Plan is to provide a convenient means by which employees of the Company and its Participating Subsidiaries and Participating Affiliates may purchase the Company's shares through payroll deductions or other contributions and a method by which the Company may assist and encourage such employees to become share owners.
(b)This Plan includes two components: a 423 Component and a Non-423 Component. It is the intention of the Company to have the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit Offerings of participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes grants of options under the Non-423 Component that do not qualify as an “employee stock purchase plan” under Section 423 of the Code; such options shall be granted pursuant to rules, procedures or subplans adopted by the Board of Directors of the Company (the “Board of Directors”) designed to achieve tax, securities laws or other objectives for eligible employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component; provided, however, that in no event may participants in the Non-423 Component be granted options under terms and conditions which are more favorable than those granted to participants in the 423 Component.
(c)If a participant transfers employment from the Company or any Designated Subsidiary participating in the 423 Component to a Designated Affiliate participating in the Non-423 Component, he or she shall immediately cease to participate in the 423 Component; however, any payroll deductions taken or contributions made for the Purchase Period in which such transfer occurs shall be transferred to the Non-423 Component, and such participant shall immediately join the then current Offering under the Non-423 Component upon the same terms and conditions as other participants employed by the same Designated Affiliate. A participant who transfers employment from a Designated Affiliate participating in the Non-423 Component to the Company or any Designated Subsidiary participating in the 423 Component shall remain a participant in the Non-423 Component until the earlier of (i) the end of the current Offering Period under the Non-423 Component, or (ii) the Offering Date of the first Offering in which he or she participates following such transfer.
2.Shares Reserved for the Plan. There are 3,700,000 shares of the Company's authorized Common Stock reserved for issuance under the Plan. The number of shares reserved for issuance under the Plan (and if applicable, the price paid for shares) shall be adjusted by the Board of Directors in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the outstanding Common Stock of the Company in such manner as the Board of Directors determines is necessary in order to prevent dilution or enlargement of the benefits intended to be made available under the Plan. The determination of whether an adjustment shall be made and the manner of any such adjustment shall be made by the Board of Directors, which determination shall be conclusive.
3.Administration of the Plan. The Plan shall be administered by the Board of Directors. The Board of Directors may consult with counsel for the Company on any matter arising under the Plan. All determinations and decisions of the Board of Directors shall be conclusive and shall be given the maximum deference permitted by law. Notwithstanding the foregoing and except with respect to amending or terminating the Plan as set forth in Sections 18 and 19, the Board of Directors, if it so desires, may delegate to the Compensation Committee of the Board of Directors or its delegate the authority for general administration of the Plan. The Board of Directors (or, if applicable, the Compensation Committee or its delegate) shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:
(a)To determine the terms and conditions of each Offering Period and Purchase Period;
(b)To interpret the parameters, meaning and validity of the terms and provisions of the Plan, the Offering Periods and the Purchase Periods, and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan;
(c)To determine the form, manner and timing for participants to make elections under the Plan;

Ex. 10.2-1

(d)To determine any and all considerations affecting the eligibility of any employee to become a participant or to remain a participant in the Plan, including determining whether an employee shall participate in the 423 Component or the Non-423 Component;
(e)To designate from time to time which Subsidiaries or Affiliates of the Company will be eligible to participate in the Plan, including which entities will be designated as participating in the 423 Component and which entities will be designated as participating in the Non-423 Component;
(f)To cause an account or accounts to be maintained for each participant;
(g)To determine the time or times when, and the number of shares which, may be purchased under the Plan;
(h)To establish and revise an accounting method or formula for the Plan;
(i)To designate a custodian or broker to receive shares purchased under the Plan and to determine the manner and form in which shares are to be delivered to the designated custodian or broker;
(j)To determine the status and rights of participants and their beneficiaries or estates;
(k)To employ such brokers, counsel, agents and advisers, and to obtain such broker, legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;
(l)To establish rules for the performance of its powers and duties and for the administration of the Plan;
(m)adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States or to facilitate legal, tax or regulatory compliance outside the United States;
(n)To delegate to any one or more of its members or to any other person (including, but not limited to, employees of the Company or of any Participating Subsidiary or Participating Affiliate) severally or jointly, the authority to perform for and on behalf of the Board of Directors one or more of the functions of the Board of Directors under the Plan; Without limiting the generality of the foregoing, the Board of Directors specifically is authorized to adopt rules, procedures and subplans, which, for purposes of the Non-423 Component, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, handling and making of contributions, establishment of bank or trust accounts to hold contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, which may vary from one jurisdiction to another;
(o)To designate separate Offerings for the eligible employees of the Company or of any Participating Subsidiary or Participating Affiliate, in which case the Offerings will be considered separate even if the dates of each such Offering are identical and the provisions of the Plan will separately apply to each Offering; and
(p)To make any other determination and take any other action that the Board of Directors deems necessary or desirable for the administration of the Plan.
4.Eligible Employees. Except as indicated below or if otherwise provided by the Board of Directors, all full-time employees of the Company and all full-time employees of each of the Company's Participating Subsidiaries or Participating Affiliates are eligible to participate in the Plan. Any employee who would, after a purchase of shares under the Plan, own or be deemed (under Section 424(d) of the Code) to own stock (including stock subject to any outstanding options held by the employee) possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company, shall be ineligible to participate in the Plan. For purposes of the Plan, “full-time employee” is one who is in the active service of the Company, a Participating Subsidiary or Participating Affiliate excluding, however, any employee whose customary employment for not more than 20 hours per week (or such lesser period of time as may be determined by the Board of Directors in its discretion) or whose customary employment is for not more than five months per calendar year (or such lesser period of time as may be determined by the Board of Directors in its discretion).

Ex. 10.2-2

5.Offerings.
(a)Offering Periods. The Plan shall be implemented by consecutive 6-month offering periods or such other duration as the Board of Directors shall determine (“Offering Periods”). Notwithstanding the foregoing, the Board of Directors may establish different timing for, and a different duration for, one or more future Offering Periods, provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. The first day of each Offering Period is an “Offering Date” and the last day of each Offering Period is a “Purchase Date” for the Offering Period. If an Offering Date or a Purchase Date falls on a day on which the public equity securities markets in the United States are not open for trading, the Company shall, by announcement at least ten days before the date on which the Offering Date or Purchase Date would otherwise fall, specify the trading day that will be deemed that Offering Date, or Purchase Date, as the case may be. As of each Offering Date, the Company hereby grants to each eligible employee a right under the Plan to purchase shares of Common Stock on the Purchase Date for the price determined under paragraph 7 of the Plan exclusively through payroll deductions or contributions authorized under paragraph 6 of the Plan; provided, however, that (a) no such right shall permit the purchase of more than 500 shares per Purchase Period, and (b) no such right shall allow an employee's right to purchase shares under all stock purchase plans of the Company and its parents and subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds U.S. $25,000 of fair market value of shares (determined at the Offering Date) for each calendar year in which such right is outstanding.
(b)Offerings. For purposes of the Plan, an “Offering” means an offer under this Plan of an option that may be exercised during the period described in this Section 5. For purposes of the Plan, all eligible employees will be deemed to participate in the same Offering unless the Board of Directors determines otherwise that eligible employees of the Company or of one or more Participating Subsidiaries or Participating Affiliates will be deemed to participate in separate Offerings, in which case the Offerings will be considered separate even if the dates of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. For purposes of the 423 Component and to the extent permitted by Section 1.423-2(a)(1) of the Treasury regulations (or any successor thereto) issued under Section 423 of the Code, the terms of each Offering need not be identical provided that the terms of the 423 Component and the Offering together satisfy Sections 1.423-2(a)(2) and (a)(3) of such Treasury regulations (or any successors thereto).
6.Participation in the Plan.
(a)Initiating Participation. An eligible employee may participate in an Offering Period under the Plan by filing with the Company (no later than the deadline specified by the Company), on forms furnished by the Company, a subscription and payroll deduction authorization. Once filed, a subscription and payroll deduction authorization shall remain in effect for subsequent Offering Periods unless amended or terminated. The payroll deduction authorization will take effect on the Offering Date or, if later, on the first payroll effective date that is at least three business days after the date on which it was filed, and will authorize the employing entity to make payroll deductions in the specified amount from each paycheck of the participating employee. Payroll deductions for any Purchase Period may not exceed 15 percent of the gross amount of base pay plus commissions, if any, in the aggregate payable to the employee for such Purchase Period. If a payroll deduction is made by a Participating Subsidiary or Participating Affiliate, that entity will promptly remit the amount of the deduction to the Company. The Board of Directors, in its sole discretion, may permit participants to participate in separate Offerings under the terms of which they may contribute amounts to the Plan through payment by cash, check or other means if payroll deductions are not permitted or advisable under banking or payroll regulations under the laws where the participants reside provided, however, that such contributions shall not exceed 15 percent of the gross amount of base pay plus commissions, if any, in the aggregate payable to the employee for such Purchase Period. Eligible employees may not participate simultaneously in more than one Offering Period.
(b)Amending or Terminating Participation. A participating employee may amend his or her payroll deduction or other contribution authorization once during any Purchase Period, to reduce the amount of future payroll deductions or contributions, with effect during the remaining part of the Purchase Period. Other amendments to the payroll deduction or contribution authorization will not become effective until the next following Purchase Period. A permitted change in payroll deductions or contributions shall be effective for any pay period only if written notice is received by the Company at least three business days prior to the payroll effective date published by the Company for that pay period. After an employee has begun participating in the Plan, he or she may terminate participation in the Plan by written notice received by the Company at any time up to the tenth day before a Purchase Date. Participation in the Plan shall also terminate when a participant ceases to be an eligible employee for any reason, including death or retirement. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Company, a Participating Subsidiary or Participating Affiliate approves. Where the period of leave exceeds three (3) months and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. A participant may not reinstate participation in the Plan with respect to a particular Offering Period after once terminating participation in the Plan with respect to that Offering Period. Upon termination of a participant's participation in the Plan, all amounts deducted from the participant's pay and not previously used to purchase shares under the Plan shall be returned to the participant.

Ex. 10.2-3

(c)Automatic Withdrawal from an Offering Period. If the fair market value of a share of Common Stock on a Purchase Date other than the final Purchase Date of an Offering Period is less than the fair market value of a share of Common Stock on the Offering Date of the Offering Period, then every participant shall be (a) automatically withdrawn from such Offering Period at the close of such Purchase Date and after the acquisition of shares of Common Stock for the Purchase Period and (b) enrolled in the Offering Period commencing on the first business day subsequent to such Purchase Date. A participant may elect not to be automatically withdrawn from an Offering Period pursuant to this paragraph 6(c) by delivering to the Company not later than the close of business on the Purchase Date a written notice indicating such election.
7.Option Price. The price at which shares shall be purchased in a Purchase Period shall be the lower of (a) 85% of the fair market value of a share of Common Stock on the Offering Date of the applicable Offering Period or (b) 85% of the fair market value of a share of Common Stock on that Purchase Date. The fair market value of a share of Common Stock on any date shall be the closing price of the Common Stock for such date as reported by the Nasdaq National Market or, if the Common Stock is not reported on the Nasdaq National Market, such other reported value of the Common Stock as shall be specified by the Board of Directors.
8.Newly Eligible Employees. A person who becomes an eligible employee after the Offering Date of an Offering Period shall not be eligible to participate in such Offering Period but may participate in any subsequent Offering Period provided he or she is still an eligible employee as of the Offering Date of such subsequent Offering Period.
9.Purchase of Shares. All amounts withheld from the pay of, or contributed by, a participant shall be credited to his or her account under the Plan by the Custodian appointed under paragraph 10. No interest will be paid on such accounts unless the Board of Directors determines otherwise. On each Purchase Date of an Offering Period, the amount of the account of each participant will be applied to the purchase of whole shares by such participant from the Company at the price determined under paragraph 7. Any cash balance remaining in a participant's account after a Purchase Date because it was less than the amount required to purchase a full share shall be retained in the participant's account for the next Purchase Period.
10.Delivery and Custody of Shares. Shares purchased by participants pursuant to the Plan will be delivered to and held in the custody of such investment or financial firm (the “Custodian”) as shall be appointed by the Board of Directors. The Custodian may hold in nominee or street name certificates for shares purchased pursuant to the Plan and may commingle shares in its custody pursuant to the Plan in a single account without identification as to individual participants. By appropriate instructions to the Custodian on forms to be provided for that purpose, a participant may from time to time obtain (a) transfer into the participant's own name of some or all of the shares held by the Custodian for the participant's account and delivery of such shares to the participant; (b) transfer of some or all of the shares held for the participant's account by the Custodian to a regular individual brokerage account in the participant's own name, either with the firm then acting as Custodian or with another firm, or (c) sale of some or all of the shares held by the Custodian for the participant's account at the market price at the time the order is executed and remittance of the net proceeds of sale to the participant. Upon termination of participation in the Plan, a participant may elect to have the shares held by the Custodian for his or her account transferred and delivered in accordance with (a) above, transferred to a brokerage account in accordance with (b), or sold in accordance with (c).
11.Records and Statements. The Custodian will maintain the records of the Plan. As soon as practicable after each Purchase Date the Custodian will furnish to each participant a statement showing the activity in the participant's account for the period covered by the statement and the cash and share balances in the account as of the Purchase Date. Participants will be furnished such other reports and statements, and at such intervals, as the Board of Directors shall determine from time to time.
12.Expense of the Plan. The Company will pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan and on delivery of shares to a participant or into his or her brokerage account. The Company will not pay expenses, commissions or taxes incurred in connection with sales of shares by the Custodian at the request of a participant. Expenses to be paid by a participant will be deducted from the proceeds of sale prior to remittance.
13.Rights Not Transferable. The right to purchase shares under this Plan is not transferable by a participant, and such right is exercisable during the participant's lifetime only by the participant. Upon the death of a participant, any cash or shares held for the participant's account shall be transferred to the persons entitled thereto under the laws of the state of domicile of the participant upon a proper showing of authority.
14.Dividends and Other Distributions. Cash dividends and other cash distributions, if any, on shares held by the Custodian will be paid currently to the participants entitled thereto unless the Company subsequently adopts a dividend reinvestment plan and the participant directs that his or her cash dividends be invested in accordance with such plan. Stock dividends and other distributions in shares of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective participants entitled thereto.

Ex. 10.2-4

15.Tax Withholding. Each participant who has purchased shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state, local, national or other governmental tax withholding determined by the Company to be required in any country having taxing jurisdiction. If the Company determines that additional withholding is required beyond any amount deposited at the time of purchase, the participant shall pay such amount to the Company on demand. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary, subject to applicable law.
16.Responsibility and Indemnity. Neither the Company, its Board of Directors, the Custodian, any Participating Subsidiary, Participating Affiliate, nor any member, officer, agent, or employee of any of them, shall be liable to any participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless its Board of Directors, the Custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.
17.Conditions and Approvals. The Company will not be required to issue any shares under the Plan prior to fulfillment of all the following conditions: (a) the admission of such shares to listing on all stock exchanges on which the shares then are listed; (b) the completion of any registration or other qualification of such shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Board of Directors, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal, or foreign governmental agency, which the Board of Directors, in its absolute discretion, determines to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of purchase as the administrator may establish from time to time for administrative reasons. If the Board of Directors (in its sole discretion) determines that any such condition will not be satisfied on a timely basis, the Board of Directors may return each affected participant's contributions to him or her in lieu of purchasing shares for such participant.
18.Amendment of the Plan. The Board of Directors may from time to time amend the Plan in any and all respects, except that, subject to Section 2 of the Plan, without the approval of the shareholders of the Company, the Board of Directors may not increase the number of shares reserved for the Plan or decrease the purchase price of shares offered pursuant to the Plan.
19.Termination of the Plan. The Plan shall terminate when all of the shares reserved for purposes of the Plan have been purchased, provided that the Board of Directors in its sole discretion may at any time terminate the Plan without any obligation on account of such termination, except as hereinafter in this paragraph provided. Upon termination of the Plan, the cash and shares, if any, held in the account of each participant shall forthwith be distributed to the participant or to the participant's order, provided that if prior to the termination of the Plan, the Board of Directors and shareholders of the Company shall have adopted and approved a substantially similar plan, the Board of Directors may in its discretion determine that the account of each participant under this Plan shall be carried forward and continued as the account of such participant under such other plan, subject to the right of any participant to request distribution of the cash and shares, if any, held for his account.
20.Governing Law. The Plan is governed by the internal substantive laws, but not the choice of laws rules, of Oregon.
21.Definitions. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)“423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which options that satisfy the requirements for “employee stock purchase plans” under Section 423 of the Code and the regulations thereunder may be granted to eligible employees in one or more Offerings.
(b)“Affiliate” means any Subsidiary that the Company has determined not to offer participation to under the 423 Component due to legal or regulatory difficulties outside the United States.
(c)“Code” means the U.S. Internal Revenue Code of 1986, as amended.
(d)“Common Stock” means the common stock of the Company.
(e)“Company” means FEI Company, an Oregon corporation.
(f)“Compensation Committee” means a committee of one or more members of the Board of Directors to whom authority has been delegated by the Board of Directors.
(g)“Non-423 Component” means an employee stock purchase plan which is not intended to meet the requirements set forth in Section 423 of the Code and the regulations thereunder.

Ex. 10.2-5

(h)“Participating Affiliate” means any Affiliate selected by the Board of Directors as eligible to participate in an Offering under the Non-423 Component. The Board may offer participation to all employees of the Affiliate or to some lesser number of employees working for the Affiliate at a particular branch, representative office or other entity that makes up the Subsidiary.
(i)“Participating Subsidiary” means any Subsidiary selected by the Board of Directors as eligible to participate in an Offering under the 423 Component.
(j)“Plan” means this FEI Company Employee Share Purchase Plan, including both the 423 and Non-423 Components, as amended from time to time.
(k)“Subsidiary” means any “subsidiary corporation” of the Company whether now or subsequently established, as such term is defined in Section 424(f) of the Code.
22.Effective Date of the Plan. The Plan shall become effective on March 1, 1998, subject to approval not later than June 30, 1998, by the affirmative vote, in person or by proxy, of the holders of at least a majority of the shares of the Company represented and voting on the approval of the Plan at a validly held meeting of the shareholders.
Adopted October 14, 1997

Amendments approved by Shareholders:
April 23, 1998
May 21, 1998
May 18, 2000
May 20, 2004
May 19, 2005
May 17, 2007
May 22, 2008
May 14, 2009
May 13, 2010
May 12, 2011
May 10, 2012

Ex. 10.2-6